SANVILLE & COMPANY

Certified Public Accountants

1514 Old York Road

Abington, PA 19001

(215) 884-8460

CONSENT OF INEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated December 29, 2008, on the annual financial statements and financial highlights of the Blankinship Value Fund, a Series of the Blankinship Funds, Inc., which is included in Part A and Part B in Post Effective Amendment No. 9 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 12 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption “Other Service Providers” in the Statement of Additional Information.

Abington, Pennsylvania

February 24, 2009